Filed Pursuant to Rule 424(b)(4)

Registration No. 333-271605

PROSPECTUS

Applied UV, Inc.

4,730,000 Shares of Common Stock

Pre-funded Warrants to Purchase 270,000 Shares of Common Stock

Applied UV, Inc. is offering 4,730,000 shares of its common stock, par value $0.0001 per share, at an offering price of $1.00 per share and 270,000 pre-funded warrants to purchase 270,000 shares of its common stock. The pre-funded warrants are being offered to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock, at an exercise price of $0.001 per share. The purchase price of each Pre-funded Warrant is equal to the price per share of common stock being sold to the public in this offering, minus $0.001. This prospectus also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full.

Max Munn, our founder and chief executive officer has voting control over approximately 71.6% of our outstanding common stock and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of The Nasdaq Stock Market LLC.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AUVI.” The last reported sale for our common stock on The Nasdaq Capital Market on June 14, 2023 was $2.01 per share. There is no established trading market for the pre-funded warrants and we do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

We have agreed pursuant to the terms in an underwriting agreement dated the date of this prospectus, to grant Aegis Capital Corp., the underwriter, an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 750,000 shares of common stock and/or Pre-funded Warrants (15.0% of the shares of common stock and the Pre-funded Warrants sold in this offering).

We intend to use the proceeds from this offering for general corporate purposes, including investments. See “Use of Proceeds.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

	Per Share	Per Pre-Funded Warrant	Total(1)
Public offering price	$1.00	$0.999	$4,999,730.00
Underwriting discounts and commissions (7%)	$0.07	$0.07	$350,000.00
Non-accountable expense allowance (1%)	$0.01	$0.01	$50,000.00
Proceeds to us (before expenses), to us	$0.92	$0.919	$4,599,730.00

(1)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the underwriter’s over-allotment option (if any) we have granted to the underwriter as described above.

For additional information regarding our arrangement with the underwriter, please see “Underwriting” beginning on page 19.

The underwriter expects to deliver the shares and pre-funded warrants against payment on June 21, 2023.

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Aegis Capital Corp.

 The date of this prospectus is June 16, 2023

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Table of Contents

ABOUT THIS PROSPECTUS	4
PROSPECTUS SUMMARY	5
SUMMARY OF THE OFFERING	11
RISK FACTORS	12
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
CAPITALIZATION	15
DILUTION	16
DESCRIPTION OF SECURITIES	16
UNDERWRITING	19
EXPERTS	22
LEGAL MATTERS	22
WHERE YOU CAN FIND MORE INFORMATION	22
INCORPORATION OF DOCUMENTS BY REFERENCE	23

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriter, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

•	all references to the “Company,” the “registrant,” “AUVI,” “we,” “our,” or “us” in this prospectus mean Applied UV, Inc.;
•	“year” or “fiscal year” means the year ending December 31st;
•	all dollar or $ references when used in this prospectus refer to United States dollars; and
•	all common stock and per share of common stock information in this prospectus gives effect to a 1-for-5 reverse stock split of our common stock, which became effective as of May 31, 2023.

The industry and market data and other statistical information, if any, contained in this prospectus are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Corporate History

We are a leading sales and marketing company that develops, acquires, markets and sells proprietary surface and air disinfection technology focused on Improving Indoor Air Quality (IAQ), specialty LED lighting and luxury mirrors and commercial furnishings, all of which serves clients globally in the healthcare, commercial & public venue, hospitality, food preservation, cannabis, education and winery vertical markets.

With our established strategic manufacturing partnerships and alliances including Canon, Acuity, Johnson Controls, USHIO, Siemens, Grainger and a global network of 89 dealers and distributors in 52 countries, 47 manufacturing representatives and 19 U.S. based internal sales representatives, we offer a complete suite of products through our two wholly owned subsidiaries - SteriLumen, Inc. (“SteriLumen”) and Munn Works, LLC (“MunnWorks”).

SteriLumen owns, brands and markets a portfolio of research backed and clinically proven products utilizing advanced UVC Carbon, Broad Spectrum UVC LED’s and Photo-catalytic oxidation (PCO) pathogen elimination technology, branded as Airocide ™, Scientific Air™, Airoclean™ 420, Lumicide™, PUROAir, PUROHealth, PURONet and LED Supply Company. Sterilumen’s proprietary platform suite of patented surface and air technologies offers one of the most complete pathogen disinfection platforms including mobile, fixed and Heating, Ventilation and Air Conditioning (“HVAC”) systems and software solutions interconnecting its entire portfolio suite into the Internet of Things (“IoT”), allowing customers to implement, manage and monitor indoor air quality (“IAQ”) measures recommended by the Environmental Protection Agency (“EPA”) across any enterprise. Additionally, the Lumicide™ platform applies the power of ultraviolet light (UVC) to destroy pathogens automatically, addressing the challenge of healthcare-acquired infections (“HAI’s) in several patented designs for infection control in healthcare. LED Supply Company is a full-service, wholesale distributor of LED lighting and controls throughout North America. MunnWorks manufactures and sells custom luxury and backlit mirrors, conference room and living spaces furnishings.

Our global list of Fortune 100 end users including Kaiser Permanente, NY Health+Hospitals, MERCY Healthcare, University of Chicago Medical, Baptist Health South Florida, New York City Transit, Samsung, JB Hunt, Boston Red Sox’s Fenway Park, JetBlue Park, France’s Palace of Versailles, Whole Foods, Del Monte Foods, U.S. Department of Veterans Affairs, Marriott, Hilton, Four Seasons and Hyatt and more. For information on Applied UV, Inc. and its subsidiaries, please visit www.applieduvinc.com.

Air Disinfection Solutions & LED Lighting: Airocide, Scientific Air, PURO and LED Supply Co.

Airocide

In February of 2021, we acquired all the assets and assumed certain liabilities of Akida Holdings, LLC (“Akida”). At the time of the acquisition, Akida owned the Airocide™ system of air purification technologies, originally developed for the National Aeronautics and Space Administration (“NASA”) with assistance from the University of Wisconsin at Madison, that uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst that has helped to accelerate the reopening of the global economy with applications in the hospitality, hotel, healthcare, nursing home, grocer, wine, commercial building and retail sectors. The Airocide™ system has been used by brands such as NASA, Whole Foods, Dole, Chiquita, Opus One, Sub-Zero Refrigerators and Robert Mondavi Wines. Akida had contracted KES Science & Technology, Inc. (“KES”) to manufacture, warehouse and distribute the Airocide™ system and Akida’s contractual relationship with KES was assigned to and assumed by us as part of the acquisition.

On September 28, 2021, we acquired all the assets and assumed certain liabilities of KES. At the time of the acquisition, KES was principally engaged in the manufacturing and distribution of the Airocide™ system of air purification technologies and misting systems. KES also had the exclusive right to the sale and distribution of the Airocide™ system in certain markets. This acquisition consolidated all of manufacturing, sale and distribution of the Airocide™ system under the SteriLumen brand and expanded our market presence in food distribution, post-harvest produce, wineries and retail sectors. We sell our products throughout the United States, Canada and Europe.

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The Airocide™ system of air purification technologies, originally developed for NASA with assistance from the University of Wisconsin at Madison, uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds and many odors. The core Airocide™ technology has been in use on the International Space Station and is based on photo-catalytic oxidation (PCO), a bioconversion process that continuously converts damaging molds, microorganisms, dangerous pathogens, destructive volatile organic chemicals (VOCs) and biological gasses into harmless water vapor. Unlike other air purification systems that provide “active” air cleaning, ozone producing systems, ionization or “photo-electrochemical oxidation,” Airocide’s™ nanocoating technology permanently bonds titanium dioxide to the surface of the catalytic bed. This permits the perpetual generation of surface-bound (OH-) radicals over the large surface area created by their advanced geometric design and prevents the generation and release of ozone and other harmful byproducts. The proprietary formulation and methods for creating the catalyst are the basis of Airocide’s™ competitive advantage, making it the only consistently robust, highly effective, ozone free PCO technology on the market. Airocide™ has been tested over the past 12 years by governmental agencies such as NASA, the National Renewable Energy Laboratory, independent universities including the University of Wisconsin, Texas Tech University and Texas A&M, as well as air quality science laboratories. Airocide™ technology is listed as an FDA Class II Medical Device, making it a suitable for providing medical grade air purification in critical hospital use cases. Airocide™ Product lines include APS (consumer units), the GCS and HD lines (commercial units that will include the Sterilumen App to bring connectivity, reporting and asset management to our suite of products). The APS series provides true choice, low maintenance filter-less PCO or a filtered PCO air purification option ideal for restaurants, conference rooms, residential and small business or home office spaces. The GCS series is suitable for larger public spaces and enclosed rooms that may have high occupancy such as offices, waiting rooms and hotel lobbies and airport gate areas. The HD series is the most powerful, providing two-stage purification for fast sanitization of larger or industrial spaces such as sporting venues and locker rooms, airports, museums, winery cellars, warehouses and food-processing facilities. All Airocide™ products also extend the life of any perishables like fruit, produce or flowers.

Scientific Air

On October 13, 2021, we acquired substantially all of the assets of Old SAM Partners, LLC F/K/A Scientific Air Management, LLC (“Old SAM”), which owned a line of air purification technologies (“Scientific Air”). The Scientific Air product line uses a combination of UVC and a proprietary, patented system to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds and many odors without producing any harmful by-products. Scientific Air’s products are well suited for larger spaces within a facility due to the higher air flow of these units. The units are also mobile with industrial grade casters, allowing for movement throughout a facility to address increased bio burden from larger meetings or increased human traffic. Both of these key items extend our Airocide line, creating a comprehensive air disinfection portfolio that spans from small to large spaces and mobile applications. Scientific Air’s products are currently sold predominantly in North America and into the healthcare market.

PURO Lighting

On January 26, 2023, we acquired PURO Lighting LLC (“PURO”) and its operating subsidiaries (the “PURO Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “PURO Merger Agreement”) for (i) $1,700,720 in the obligations to pay certain PURO debt and transaction costs, (ii) 494,444 shares of our common stock, (iii) 251,108 shares of our 5% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and (iv) the payment to PURO former equity interest holders of earnout payments on the terms and conditions described in the PURO Merger Agreement.

In connection with our acquisition of PURO, we also entered into a Note Purchase and Cancellation Agreement dated as of January 5, 2023, with PURO Lighting, LLC, and Acuity Brands Lighting, Inc., which provided for our purchase and cancellation of a $5 million promissory note issued by PURO to Acuity Brands Lighting, Inc. in exchange for $2.5 million in cash and the issuance to Acuity Brands Lighting, Inc. 1,250,000 shares of our 2% Series B Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”).

PURO Lighting was founded in 2019 with the goal of using light technology to promote health and wellness within spaces. Today, PURO provides a suite of UV disinfection systems that have the ability to disinfect air and surfaces in commercial and industrial spaces. They focus their sales efforts in three primary verticals: Education, Government and Healthcare. The acquisition of Puro Lighting, LLC adds PUROHealth and PURONet - a powerful suite of products used in education, government and healthcare that incorporates UV Lighting and a HVAC monitoring software platform. With its Underwriters Laboratories listed and patented portfolio of independently tested (ResInnova Labs) synergistic surface and air disinfection technologies that help facility managers protect against multiple pathogens; PURO opens new opportunities for cross marketing sales to existing distribution channels. Additionally, the potential to inter-connect our entire portfolio of disinfection technology solutions into the IoT will provide our customers with both products and smart tools to manage and monitor indoor air quality (IAQ) across any enterprise. Applied UV’s proprietary platform suite of patented technologies offers the most complete pathogen disinfection platform including mobile, fixed and HVAC systems and solutions allowing companies to implement the IAQ measures recommended by the EPA. PURO boasts a strong domestic sales network with representatives in 43 states, and distribution in all 50 states. Their product offerings encompass a range of innovative solutions, including UVC systems for air handling, in-room continuous disinfection using cutting-edge Far-UVC technology and specialized surface disinfection solutions designed specifically for the healthcare industry.

The PURO Acquisition further positions us to address a growing air disinfection market trend that aligns with the White House’s “Clean Air Initiatives” implemented during the height of the coronavirus (“COVID-19”) pandemic designed to protect consumers and businesses against existing and future airborne pathogens allowing economies globally to remain open. The merged entities have proven applications that can now be included in improving IAQ at the facility level including HVAC systems in public, government, municipal, retail spaces and buildings. The PURO Acquisition positions us to be one of the only companies in the world to offer a complete air and surface disinfection platform that includes consumer, fixed and mobile, and commercial applications that are research backed, clinically tested and that are used by global Fortune 100 end users in multiple verticals.

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LED Supply Company

On January 26, 2023, we acquired LED Supply Co. LLC (“LED Supply”) and its operating subsidiaries (the “LED Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “LED Merger Agreement”) for (i) $3,179,672 in the obligations to pay certain LED debt and transaction costs, (ii) 275,555 shares of our common stock, (iii) 148,888 shares of our 5% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and (iv) the payment to LED former equity interest holders of earnout payments on the terms and conditions described in the LED Merger Agreement.

Founded in 2009, LED Supply is a national, Colorado-based company that provides design, distribution and implementation services for lighting, controls and smart building technologies. LED Supply continues to expand its market reach with a focus on new types of energy efficiency and sustainable technologies. Along with its robust e-commerce component, LED Supply has recently taken the next step in revenue growth by repositioning itself as a preferred supplier for not only the latest in LED technologies, but the source for emerging technologies and product categories that the construction and retrofit market need; from electric vehicle charging to smart home technology, emergency and safety equipment and much more.

We see synergies across our entire air and surface disinfection portfolio. First, we look to leverage Airocide’s global distribution capabilities to facilitate the sale of Scientific Air’s and PURO’s offerings internationally. Second, we look to leverage PURO’s strength in healthcare to pull through existing Airocide™ units, creating a broad healthcare product line, from small clinics, patient rooms and doctor’s offices to larger spaces such as nursing stations, waiting rooms and cafeterias. Third, we look to leverage the national MunnWorks hospitality reach with leading luxury hotel chain operators to pull through our entire air and surface disinfection portfolio (Airocide™ and Lumicide™) as well as PURO’s offerings into future hotel, condo and other renovation, upgrade and remodeling projects. Fourth, we will look to work with Canon Virginia, Inc.’s (“CVI”) extensive field support team to promote the sale of our products as well as service capabilities. Finally, we look to incorporate PUROAir, PUROHealth and PURONet (a powerful suite of products used in healthcare that incorporates UV Lighting and a HVAC monitoring software platform) into our IoT integration plans via the Sterilumen App across our entire platform connecting all our units, thereby creating a leading smart asset management, reporting and control system tool that can be incorporated across all enterprises.

Market Opportunity

According to Research and Markets, the UV Disinfection market is expected to reach $9 billion by 2027 as technology continues to improve and the focus on stopping the spread of contagious diseases increases. The Center for Disease Control states that 1 in 25 patients have at least one Hospital Associated Infection (“HAI”) annually and that 3 million serious infections occur every year in long-term care facilities. Losses from contagious infections, pathogens and viruses cost the U.S. economy more than $270 billion every year as per the CDC: $28 billion lost through HAI’s; $225 billion in lost productivity due to absenteeism; and $25 billion in losses due to student/teacher absenteeism. Scientists globally have been advocating improving air quality post pandemic, significantly boosting global adoption to control airborne pathogen transmission. Governments globally mandating health agencies to address improving IAQ via grants and mechanisms to ease visitation and protect facilities against future pathogens (Centers for Medicare and Medicaid Services – CMS, February 2022 Long-term Care Initiative April 2022 WH Clean Air Initiatives).

IAQ has become an even more important issue as world economies transition beyond the COVID-19 pandemic. In 2021, 39 scientists reiterated the need for a “paradigm shift” and called for improvements in, “how we view and address the transmission of respiratory infections to protect against unnecessary suffering and economic losses.” In mid 2022, we began to see this seismic shift from pandemic related mobile apparatuses to complete systems within systems for facilities designed to monitor, improve and report on a more permanent basis. While there are opportunities for mobile systems, our emphasis will be on this growing market trend.

In addition to this, the global air purifier market size is set to grow exponentially. It was valued at $9.24 billion in 2021 and is predicted to grow to approximately $22.84 billion by 2030. According to Precedence Research, the immense demand for air purification and sterilization in the U.S. will be driven by the commercial sector.

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Sterilumen’s product portfolio is one of the only research-backed, clinically proven pure-play air and surface disinfection technology companies with international distribution and globally recognized end users, with product developed for NASA. In addition to the numerous recognized research institutions and globally recognized names who published the reports that were completed by the acquired companies, Airocide was independently proven to kill SARS, MERSA and Anthrax. Sterilumen’s air purification (Airocide, Scientific Air & PURO Lighting) and surface disinfection (Lumicide) were independently tested and proven to kill both Candida Auris (ResInnova Laboratories) and SARS CoV-2 (COVID-19) (MRIGlobal), MRSA (ResInnova Laboratories), Salmonella enterica (Resonnova Laboratories) and Escherichia coli (ResInnova Laboratories).

Our goal is to build a company that successfully designs, develops and markets our air and surface disinfection solutions that will enable the U.S. and global economies to implement “Clean Air” initiatives aimed at improving IAQ as recommended by the EPA. We will seek to achieve this goal by having our products actively involved in the following activities:

Focus on key target verticals that have proven business use cases including:

• Food Preservation;

• Healthcare;

• Winery;

• Hospitality;

• Schools;

• Cannabis;

• Correctional Facilities; and

• Dental and Long-Term Care.

In addition to further developing Airocide, Scientific Air, PURO, Lumicide and LED Supply specific sales efforts, we intend to leverage our hospitality business (MunnWorks) for cross-selling opportunities of our air purification and surface disinfectant solutions and products. Our initial research indicates that the key stakeholders in this market value the asset management and reporting capabilities of our platform and provide key points of differentiation.

We intend to:

• Expand our global distributor channels into new markets not currently served.

• Continue scientific validation through lab testing and data from real world deployments; publish case studies in peer reviewed journals.

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Manufacturing

In an effort to improve operationally, after analyzing each of the points in our supply chain to tighten integration to optimize inventory, improve quality control and mitigate against supply chain disruptions that were witnessed globally throughout the pandemic, on December 18th, 2022, we announced that we signed a strategic manufacturing and related services agreement with CVI, a global manufacturing, engineering and technical operation for the Canon family and a wholly owned subsidiary of Canon U.S.A, Inc. The agreement establishes CVI’s status as the primary manufacturer, assembler and logistical authority for our entire suite of air purification solutions. The Manufacturing Agreement, the first of a series of anticipated agreements, enables us to leverage the resources of CVI’s two million-square-foot state-of-the-art engineering, manufacturing and distribution facility. We plan to leverage CVI’s almost 40 years of innovative and efficient production methods to manufacture our patented, FDA Class II Listed Airocide PCO commercial and consumer devices, as well as the patented advanced Activated Carbon UVC and HEPA Mobile disinfection Scientific Air portfolio. From an R&D perspective, working closely with Canon, we are also beginning to formulate our new product roadmap and making substantial improvements to our entire line of mobile and fixed air purification products, further differentiating our patented PCO and UVC Carbon based solutions from that of our competition. We also plan to collaborate with Canon Financial Services, Inc. to enable better cash flow management in regard to its growing supply chain requirements. Further, we will look to work with CVI’s extensive field support team to promote the sale of our products, as well as service capabilities.

Reverse Stock Split

On May 24, 2023, we held our annual meeting of stockholders at which our stockholders approved the adoption of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to effect a reverse stock split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-five (1:5), with the exact ratio to be determined by our chief executive officer without further approval or authorization of our board of directors or stockholders (the “Reverse Stock Split”). On May 26, 2023, our chief executive officer determined that the Reverse Split would be completed as a 1-for-5 reverse stock split, reducing the aggregate number of outstanding shares of common stock from 19,874,879 shares to a total of 3,974,971 shares outstanding and filed an amendment to our Charter with the Secretary of State of Delaware for the 1-for-5 Reverse Stock Split, effective 12:01 a.m. on May 31, 2023. The number of authorized shares of our common stock remained unchanged at 150,000,000 shares after the Reverse Stock Split. As a result of the Reverse Stock Split, every five shares of our common stock, outstanding, immediately prior to the effectiveness of the amendment to the Charter to effect the Reverse Stock Split, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of common stock. No fractional shares of common stock were issued in connection with the Reverse Stock Split, and in lieu of any fractional shares to which a stockholder of record was otherwise entitled as a result of the Reverse Stock Split, the registrant paid cash (without interest) equal to such fraction multiplied by the closing price of our common stock on The Nasdaq Capital Market immediately preceding the effective date of the Reverse Stock Split (with such closing sales price being adjusted to give effect to the Reverse Stock Split).

Except for the number of authorized shares of common stock, all common stock share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus have been adjusted to give effect to the 1-for-5 Reverse Stock Split.

Arbitration Summary

On February 25, 2022, James Doyle, our former Chief Operating Officer, filed an arbitration claim against us for approximately $1.5 million plus attorneys’ fees and other costs with the American Arbitration Association in the State of New York for severance pay and other claims after being terminated by us for cause. The arbitration proceeding was initiated pursuant to the arbitration provision in Mr. Doyle’s employment agreement with us. The evidentiary hearing was conducted at the American Arbitration Association’s midtown offices on November 7, 8, 9, and 10, 2022. Afterwards, the parties submitted post-hearing briefs. On January 24, 2023, the arbitration panel of the American Arbitration Association (the “Arbitration Panel”) issued a Partial Final Award, whereby the Arbitration Panel denied five of the seven counts asserted by Mr. Doyle, and awarded him $100,000 in severance pay plus $21,153.84 in unused vacation time plus 1,275 additional shares of our common stock pursuant to the terms of his Employment Agreement. These shares were issued on June 1, 2023. In April 2023, the Arbitration Panel issued a Final Award further awarding Mr. Doyle $434,535.00 in legal fees and $39,628.03 in expenses.

Employees

As of June 16, 2023, we had 158 employees.

Corporate Information

Our principal executive offices are located at 150 N. Macquesten Parkway, Mount Vernon, NY 10550. Our website address is www.applieduvinc.com.

Controlled Company

Max Munn, our founder and chief executive officer, has voting control over approximately 71.6% of our voting stock. Upon the closing of this offering, Mr. Munn will own approximately 44.2% of the voting power of our outstanding voting stock (approximately 43.3% if the over-allotment is exercised in full). We currently meet the definition of a “controlled company” under the corporate governance requirements for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq. Mr. Munn’s voting control results from his ownership of 4,000 shares of our common stock and 10,000 shares of the Company’s Class X Super Voting Preferred Stock, which entitles the holder thereof to 1,000 votes per share (10,000,000 votes in total). Mr. Munn’s spouse has voting control over 1,000,000 shares of our common stock which are owned by The Munn Family 2020 Irrevocable Trust (the “Trust”), of which Ms. Munn is the trustee. The shares owned by the Trust are not included in Mr. Munn’s control percentages referenced above.

As long as Mr. Munn owns at least 50% of the voting power of our Company, we will be a “controlled company” as defined under the Nasdaq rules.

For so long as we are a controlled company under that definition, we are permitted to rely on certain exemptions from corporate governance rules, including:

• an exemption from the rule that a majority of our board of directors must be independent directors;

• an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

• an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

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These exemptions include:

• being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

• not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

• not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

• reduced disclosure obligations regarding executive compensation; and

• not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

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SUMMARY OF THE OFFERING

The following summary contains basic terms about this offering and the common stock and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 12 and the other risks described in our annual and quarterly reports incorporated by reference herein. For a more complete description of the terms of the common stock, see the section of this prospectus entitled “Description of the Securities.”

Issuer:	Applied UV, Inc., a Delaware corporation.

Securities Offered:	5,000,000 shares of common stock and pre-funded warrants to purchase shares of common stock in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The pre-funded warrants have an exercise price of $0.001 per share, will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. We are also offering the shares of common stock issuable upon exercise of the pre-funded warrants.

Common Stock outstanding prior to this offering:	3,975,633 shares of common stock.

Common Stock outstanding after this offering:	8,975,633, assuming all of the shares offered hereby are sold and assuming no exercise of the over-allotment option and all of the pre-funded warrants issued in this offering are exercised.

Over-allotment option:	The underwriter has a 45-day option to purchase up to additional 750,000 shares of common stock and/or pre-funded warrants (15.0% of the shares of common stock and pre-funded warrants sold in this offering).

Offering Price:	$1.00 per share (minus $0.001 per pre-funded warrant).

Use of Proceeds:	We currently intend to use the net proceeds to us from this offering for general corporate purposes, including investments. See the section of this prospectus titled “Use of Proceeds” beginning on page 15.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, filed with the SEC on March 31, 2023, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. As of the date of this prospectus, we will use the net proceeds of this offering for general corporate purposes, including investments and acquisitions. We have not allocated any specific portion of the net proceeds to any particular purpose and our management will have the discretion to allocate the proceeds as it determines. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Investors in this offering may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

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There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop for the pre-funded warrants.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants will be limited. Further, the existence of the pre-funded warrants may act to reduce both the trading volume and the trading price of our common stock.

The pre-funded warrants are speculative in nature.

Except as otherwise provided in the pre-funded warrants, until holders of pre-funded warrants acquire our common stock upon exercise of the pre-funded warrants, holders of pre-funded warrants will have no rights with respect to our common stock underlying such pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a stockholder of our common stock only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the pre-funded warrants is uncertain. There can be no assurance that the market price of our common stock will ever equal or exceed the price of the pre-funded warrants, and, consequently, whether it will ever be profitable for investors to exercise their pre-funded warrants.

Risks Relating to Ownership of Our Common Stock

As a “controlled company” under the rules of Nasdaq, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Max Munn, our founder and chief executive officer, is currently in control of approximately 71.6% of the voting power of our voting stock. Upon the closing of this offering, Mr. Munn will own approximately 60.1% of the voting power of our voting stock. We currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq.

As long as Mr. Munn owns at least 50% of the voting power of our Company, we are a “controlled company” as defined under the listing rules of Nasdaq.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•	an exemption from the rule that a majority of our board of directors must be independent directors;
•	an exemption from the rule that the compensation of our CEO must be determined or recommended solely by independent directors; and
•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

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As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Our status as a controlled company could cause our common stock to look less attractive to certain investors or otherwise harm our trading price.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE “PROMOTION OR MARKETING” OF THE MATTER(S) ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM YOUR OWN INDEPENDENT TAX ADVISOR.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF OUR SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

1.	Our ability to effectively operate our business segments;
2.	Our ability to manage our research, development, expansion, growth and operating expenses;
3.	Our ability to evaluate and measure our business, prospects and performance metrics;
4.	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving ridesharing industry;
5.	Our ability to respond and adapt to changes in technology and customer behavior;
6.	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and
7.	Other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, assuming no exercise of the overallotment option will be approximately $4,599,750 ($4,659,750 if the over-allotment option is exercised in full), after deducting underwriter discount and commissions and other estimated offering expenses payable by us for this offering. We intend to use the net proceeds from the sale of our securities by us in this offering for general corporate purposes, including investments.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of March 31, 2023:

•	On an actual basis; and
•	On a pro forma basis giving effect to the sale of 4,730,000 shares of common stock by us in this public offering at a public offering price of $1.00 per share and pre-funded warrants to purchase up to 270,000 shares of common stock at a public offering price of $0.999 per pre-funded warrant (and excluding shares of common stock issuable and any proceeds that may be received upon exercise of the pre-funded warrants), after deducting the underwriter discount and commissions and offering expenses paid by us.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in or incorporated by reference in this prospectus.

The pro forma information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual	Pro Forma(1)(2)(3)
Cash	$2,081,886	$6,306,616
Short term liabilities, including deferred revenue due within one year, and contingent consideration	$40,821,138	$40,821,138
Long term liabilities including lease obligations - net of current portion,	$8,560,952	$8,560,952
Redeemable Preferred Stock: Preferred stock, 2% Series B Cumulative Perpetual, $0.0001 par value, 1,250,000 shares designated actual, 1,250,000 shares issued and outstanding actual and pro forma	$3,712,500	$3,712,500
Preferred stock, 5% Series C Cumulative Perpetual, $0.0001 par value, 2,500,000 shares designated actual, 399,996 shares issued and outstanding actual and pro forma	$1,063,989	$1,063,989
Stockholders’ Equity
Preferred stock, Series A Cumulative Preferred, $0.0001 par value, 1,250,000 shares designated actual, 552,000 shares issued and outstanding actual and pro forma	$55	$55
Preferred stock, Series X, $0.0001 par value, 10,000 shares designated actual, 10,000 shares issued and outstanding actual and pro forma	$1	$1
Common Stock, $0.0001 par value, 150,000,000 shares authorized, 3,874,151 shares issued and 3,851,454 shares outstanding actual, and 8,682,936 shares issued and 8,705,633 shares outstanding pro forma(4)	$1,937	$2,410
Additional paid-in capital	$52,084,048	$56,308,305
Treasury stock at cost, 22,697 shares actual and pro forma	$(149,686)	$(149,686)
Accumulated deficit	$(33,141,602)	$(33,141,602)
Total stockholders’ equity	$18,794,753	$23,019,483
Total capitalization	$72,953,332	$77,178,062

Assuming all the pre-funded warrants to purchase up to 270,000 shares of common stock were immediately exercised for cash at an exercise price of $0.001 per share: (i) (A) our pro forma cash and cash equivalents would be $6,306,886, (B) additional paid-in capital would be $56,308,548, (C) total stockholders’ equity would be $23,019,753 and (D) total capitalization would be $77,178,332; and (ii) there would be 8,975,633 shares of common stock outstanding on a pro forma basis.

(1)	Does not include shares issuable upon the exercise of the underwriter’s option to purchase up to 750,000 additional shares of common stock.
(2)	Does not include: (i) 69,373 shares of our common stock issuable upon exercise of outstanding vested options and (ii) 38,483 shares of our common stock issuable upon exercise of other outstanding warrants.
(3)	Includes 1,275 shares of common stock issued on June 1, 2023, in fulfillment of an arbitration award settlement.
(4)	The difference between issued and outstanding is 22,697 treasury shares that were bought back from the market by the Company.

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DILUTION

Purchasers of our common stock in this offering will experience an immediate and substantial dilution in the net tangible book value of their shares of common stock. Dilution in net tangible book value represents the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock immediately after the offering.

The historical net tangible book value of our common stock as of March 31, 2023, was ($22,867,846) or ($5.75) per share. Historical net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of common stock outstanding as of that date. After giving effect to the sale of 4,730,000 shares in this offering at an offering price of $1.00 per share and pre-funded warrants to purchase up to 270,000 shares of common stock at an offering price of $0.999 per share (and excluding shares of common stock issuable and any proceeds that may be received upon exercise of the pre-funded warrants) less estimated underwriting fees and offering expenses of approximately $775,000 for net proceeds of approximately $4,224,730, our pro forma net tangible book value as of March 31, 2023 would have been ($18,891,246) or approximately ($2.17) per share of our common stock. This represents an immediate increase in net tangible book value per share of $3.58 to the existing stockholders and an immediate dilution in net tangible book value per share of $3.17 to new investors who purchase shares of common stock in the offering. The following table illustrates this per share dilution to new investors:

Public offering price per share		$1.00
Historical net tangible book value per share as of March 31, 2023	$(5.75)
Increase in net tangible book value per share after giving effect to the offering	$3.58
Pro forma net tangible book value per share as of March 31, 2023		$(2.17)
Dilution in net tangible book value per share to new investors		$3.17

After completion of this offering, our existing stockholders would own approximately 45.7% and our new investors would own approximately 54.3% of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Capitalization Table

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	3,975,633	45.7%	$40,056,601	89.4%	$10.08
New Investors	4,730,000	54.3%	$4,730,000	10.6%	$1.00
	8,705,633	100.0%	$44,786,601	100.0%	$5.14

DESCRIPTION OF SECURITIES

For a more detailed description of our common stock, reference is made to our Form 8-A filed with the SEC on July 13, 2021; for a more detailed description of our Series A Preferred Stock and Series X Preferred Stock, reference is made to our registration statement on Form S-1 (No. 333-257197, initially filed with the SEC on June 21, 2021; for a more detailed description of our Series B preferred Stock and Series C Preferred Stock, reference is made to our Current Report on Form 8-K filed with the SEC on February 1, 2023.

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General

We are authorized to issue two classes of stock. The total number of shares of stock which we are authorized to issue is 170,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, $0.0001 par value per share, of which there are 3,975,633 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,250,000 have been designated Series A Preferred Stock, of which 552,000 shares are issued and outstanding; 1,250,000 have been designated Series B Preferred Stock, all of which are issued and outstanding; 2,500,000 have been designated Series C Preferred Stock, of which 399,996 shares are issued and outstanding. There are 24 holders of our common stock.

Pre-funded Warrants

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the pre-funded warrants at such nominal price at a later date.

Exercise of Warrants. Each pre-funded warrant is exercisable for one share of our common stock, with an exercise price equal to $0.001 per share, at any time that the pre-funded warrant is outstanding. There is no expiration date for the pre-funded warrants. The holder of a pre-funded warrant will not be deemed a holder of our underlying common stock until the pre-funded warrant is exercised.

Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The pre-funded warrant holders must pay the exercise price in cash upon exercise of the pre-funded warrants, unless such pre-funded warrant holders are utilizing the cashless exercise provision of the pre-funded warrants.

Upon the holder’s exercise of a pre-funded warrant, we will issue the shares of common stock issuable upon exercise of the pre-funded warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any pre-funded warrants to purchase common stock, holders of the pre-funded warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Pre-funded warrants may be exercised only if the issuance of the shares of common stock is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the pre-funded warrants are exercised. The pre-funded warrant holders must pay the exercise price in cash upon exercise of the pre-funded warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the pre-funded warrants (in which case, the pre-funded warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of such pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

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Exchange Listing. We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other trading system.

Book-Entry Form

The pre-funded warrants will be registered securities and will be evidenced by a global certificate, which will be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the pre-funded warrants, we may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that any pre-funded warrants are not eligible for, or it is no longer necessary to have the pre-funded warrants available in, book-entry form, then we may instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the global certificate, and we will instruct the Warrant Agent to deliver to DTC separate warrant certificates as requested through the DTC system.

Prior to due presentment for registration of transfer of any Pre-funded Warrants, the Company and the Warrant Agent may deem and treat the person in whose name that Pre-funded Warrants will be registered on the Warrant register (the “holder”) as the absolute owner of such Pre-funded Warrants for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Pre-funded Warrants Agent will be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein will prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any pre-funded warrants. The rights of beneficial owners in a pre-funded warrants evidenced by the global certificate will be exercised by the holder or a participant through the DTC system, except to the extent set forth herein or in the global certificate.

A holder whose interest in a global warrant is a beneficial interest in a global warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), will effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

Warrant Agent

The pre-funded warrants will be issued in registered form under separate pre-funded warrant agent agreements (each a “Pre-funded Warrant Agent Agreement”) between us and our warrant agent, Vstock Transfer, LLC (the “Warrant Agent”). The material provisions of the pre-funded warrants are set forth herein, and a copy of each of the Pre-funded Warrant Agent Agreements are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Beneficial Ownership Exercise Limitation

Each holder of the pre-funded warrants will be subject to a requirement that they will not have the right to exercise the warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase at the option of the holder to 9.99% upon 61 days’ prior written notice) of the shares of our common stock outstanding immediately after giving effect to such exercise.

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UNDERWRITING

Aegis Capital Corp., or Aegis, is acting as the underwriter of the offering. We have entered into an underwriting agreement dated June 16, 2023 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts, the number of shares listed next to its name in the following table:

Underwriter	Number of Shares	Number Of Pre-funded Warrants
Aegis Capital Corp.	4,730,000	270,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the Shares offered by this prospectus (other than those covered by the option described below), if any are purchased.

We have granted the underwriter a 45-day option to purchase up to 750,000 additional shares of common stock and/or pre-funded warrants, representing 15% of the shares of common stock and the pre-funded warrants sold in the offering, solely to cover over-allotments, if any. If this option is exercised in full to purchase shares of common stock only, the total price to the public will be $5,750,000 and the total net proceeds, before expenses, to us will be approximately $4,659,750. The purchase price to be paid per additional pre-funded warrant shall be equal to the public offering price of the shares of common stock minus $0.001.

The underwriter is offering the shares of common stock subject to various conditions and may reject all or part of any order. The underwriter has advised us that the underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $0.035 per share to brokers and dealers. After the shares of common stock are released for sale to the public, the underwriter may change the offering price, the concession and other selling terms at various times.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriter by us, before expenses:

			Total
	Per Share	Per Pre-funded Warrant	Without Over-Allotment	With Over-Allotment
Public offering price	$1.00	$0.999	4,999,730	$5,749,730
Underwriting discount (7.0%)(1)	$0.07	$0.07	350,000	$402,500
Non-accountable expense allowance (1%)	$0.01	$0.01	50,000	$57,500
Proceeds, before expenses, to us	$0.92	$0.919	4,599,730	$5,289,730

(1) We have agreed to pay the underwriter a commission of 7% of the gross proceeds of this offering.

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We have also agreed to pay Aegis Capital Corp. (i) a non-accountable expense allowance equal to 1.0% of the gross proceeds raised in the offering and (ii) $75,000 for fees and expenses of legal counsel and other out-of-pocket expenses. We estimate the total expenses payable by us for this offering will be approximately $165,000, which amount excludes underwriting discounts and the non-accountable expense allowance.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Company Standstill

The Company has agreed that, for a period of ninety (90) days from the closing date of this offering, that, without the prior written consent of Aegis, it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company, including the issuance of equity in connection with the redemption of any of the Company’s outstanding indebtedness, or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long none of such equity securities shall be saleable in the public market until the expiration of the ninety (90) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction during the Standstill period result in the sale of equity at an offering price to the public less than that of the Offering referred herein.

Lock-Up Agreements

Our officers, directors and greater than 5% stockholders have agreed, for a period of ninety (90) days after the closing of this offering, subject to certain exceptions, not to offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Aegis.

Right of First Refusal

Upon the closing of this offering, for a period of eight (8) months from such closing, the Company has granted Aegis the right of first refusal to act as underwriter and book-running manager and/or placement agent for any and all future public and private equity and equity-linked (excluding commercial bank debt) offerings during such eight (8) month period of the Company, or any successor to or any subsidiary of the Company. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer, LLC.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which it may in the future receive customary fees.

Trading Market

Our common stock is listed on The Nasdaq Capital Market under the symbol “AUVI.”

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EXPERTS

The consolidated financial statements of Applied UV, Inc., and subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of PURO Lighting, LLC and LED Supply Co. LLC for the fiscal years ended December 31, 2021 and 2020 incorporated in the prospectus by reference to our Current Report on Form 8-K filed with the SEC on February 1, 2023 as amended by the Form 8-K/A filed with the SEC on February 2, 2023, the Form 8-K/A filed with the SEC on February 13, 2023 and the Form 8-K/A filed with the SEC on April 10, 2023 and related to the Company’s acquisition of PURO and LED Supply have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Carmel, Milazzo & Feil LLP, New York, New York. Carmel, Milazzo & Feil LLP owns 32,358 shares of the Company’s Common Stock. Kaufman & Canoles, P.C., Richmond, Virginia, is acting as counsel for the underwriter with respect to the offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities that we are offering under this prospectus. It is important for you to read and consider all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our Current Report on Form 8-K, filed with the SEC on May 30, 2023; our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 22, 2023; our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023; our Current Report on Form 8-K, filed with the SEC on February 1, 2023, as amended by the Form 8-K/A, filed with the SEC on February 2, 2023, the Form 8-K/A, filed with the SEC on February 13, 2023 and the Form 8-K/A, filed with the SEC on April 10, 2023; the Current Report on Form 8-K, filed with the SEC on April 14, 2023; our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2023 and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all of the securities are sold.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering described herein will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Applied UV, Inc., 150 N. Macquesten Parkway, Mount Vernon, NY 10550, telephone number (914) 665-6100. You may also access the documents incorporated by reference as described under “Where You Can Find More Information”.

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4,730,000 Shares of Common Stock

Pre-funded Warrants to Purchase 270,000 Shares of Common Stock

Applied UV, Inc.

PROSPECTUS

Aegis Capital Corp.

June 16, 2023

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